EXHIBIT 99.1

Contacts:

Investors/Corporate:

John R. Emery

Chief Financial Officer

(732) 537-4804

investor@ventiv.com

VENTIV HEALTH, INC. REPORTS FINANCIAL RESULTS

FOR THIRD QUARTER 2003

•	Revenues up 26% to $59.3 million and EPS from continuing operations up 178% to $0.12, driven by new contract startups and operating efficiencies

•	Deployment completed of 390-rep sales force for Watson; New agreement with Bayer for additional 200-rep sales force expansion

•	2003 EPS guidance raised to $0.29-$0.31 from $0.15-$0.20

SOMERSET, NEW JERSEY, November 12, 2003 — Ventiv Health, Inc (Nasdaq: VTIV), a leading provider of comprehensive marketing and sales solutions to the pharmaceutical and life sciences industries, today announced financial results for the third quarter of 2003. Results discussed below exclude Ventiv’s discontinued Communications and European Contract Sales businesses.

•	Total revenues for the third quarter of 2003 were $59.3 million, compared to $46.9 million for the third quarter of 2002.

•	Earnings from continuing operations before tax were $4.8 million, compared to $2.1 million for the third quarter of 2002.

•	Net earnings from continuing operations were $3.0 million, compared to $1.0 million for the third quarter of 2002.

•	Diluted earnings per share from continuing operations were $0.12, compared to $0.04 for the third quarter of 2002.

Divisional results include:

•	Ventiv Health Sales & Marketing (VHSM) reported revenues of $51.4 million, versus $40.4 million during the third quarter of 2002. This growth was primarily driven by the deployment of two new sales representative teams, for ALTANA Pharma and Watson Pharmaceuticals respectively, partially offset by the previously announced reduction of the Bayer sales force in early 2003.

•	Health Products Research (HPR), Ventiv’s Planning & Analytics business, reported revenues of $7.9 million, versus $6.4 million during the third quarter of 2002. New and increased business with several key clients was responsible for this growth.

VENTIV HEALTH, INC. REPORTS

THIRD QUARTER 2003 RESULTS

Eran Broshy, CEO of Ventiv, commented, “I am extremely pleased with Ventiv’s third quarter results, which have substantially exceeded our expectations. Our strong performance was the result of new business wins, including the successful deployment of an additional team for ALTANA Pharma and a team for Watson Pharmaceuticals, as well as ongoing operational efficiencies in several areas. In addition, our HPR Planning & Analytics business continues to perform very strongly.”

Mr. Broshy added, “I am also pleased to announce today that we have signed a definitive agreement to provide an additional 200 sales representatives to Bayer Pharmaceutical Corporation. This agreement underscores Ventiv’s ability to maintain key long-term client relationships based on delivering high-impact results in a flexible and cost-effective manner as our clients’ portfolio needs evolve.”

Mr. Broshy commented, “Based on our results for the third quarter and our expectations for the remainder of the year, we are raising our guidance for 2003 net earnings per share from continuing operations from $0.15-$0.20 per share to $0.29-$0.31 per share.”

Conference call information:

Thursday, November 13, 2003, 8:30am Eastern Time.

Call in number: 706-634-1065

Live and archived webcast: www.ventiv.com

About Ventiv Health

Ventiv Health, Inc. is a leading provider of comprehensive outsourced marketing and sales solutions for the pharmaceutical and life sciences industries. The Company works in consultative partnership with clients to identify strategic goals and develop customized, integrated solutions to optimize clients’ product portfolios. Ventiv Health’s market-leading offerings include: sales force recruitment, training and execution; consulting, analytics and forecasting; market research and intelligence; strategic and tactical planning and product and brand management.

For almost three decades, Ventiv Health businesses have provided a broad range of innovative strategic and tactical solutions to clients including: Abbott Laboratories, Allergan, Amgen, ALTANA Pharma, AstraZeneca, Aventis, Bayer, Boehringer Ingleheim, Endo Pharmaceuticals, GlaxoSmithKline, Johnson & Johnson, Merck, Novartis, Noven Pharmaceuticals, Pfizer and Watson Pharmaceuticals. . For more information on Ventiv Health, visit www.ventiv.com.

VENTIV HEALTH, INC. REPORTS

THIRD QUARTER 2003 RESULTS

Ventiv Health, Inc.

Condensed Consolidated Statements of Operations

($’s in 000’s, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002
Revenues	$59,291	$46,888	$149,183	$165,525
Operating expenses:
Costs of services	47,968	38,642	123,808	139,483
Selling, general and administrative expenses	6,516	6,137	17,750	19,449
Gain on sale of real estate	—	—	(392)	—

Total operating expenses	54,484	44,779	141,166	158,932

Earnings from continuing operations	4,807	2,109	8,017	6,593
Net interest expense	(33)	(470)	(54)	(1,100)

Earnings from continuing operations before income taxes	4,774	1,639	7,963	5,493
Provision for income taxes	(1,814)	(623)	(3,026)	(2,087)

Earnings from continuing operations	2,960	1,016	4,937	3,406

Discontinued operations:
Losses from discontinued operations, net of taxes	(525)	(117)	(4,154)	(2,797)
Gains (losses) on disposals of discontinued operations, net of taxes	(5,553)	3,400	(6,906)	(1,412)
Tax benefit from disposal of a discontinued operation	—	—	—	5,400

Net earnings (losses) from discontinued operations, net of taxes (1)	(6,078)	3,283	(11,060)	1,191

Net earnings (losses)	$(3,118)	$4,299	$(6,123)	$4,597

Earnings per share from continuing operations:
Basic	$0.13	$0.04	$0.22	$0.15
Diluted	$0.12	$0.04	$0.21	$0.15
Earnings (losses) per share from discontinued operations:
Basic	$(0.27)	$0.15	$(0.49)	$0.05
Diluted	$(0.26)	$0.15	$(0.48)	$0.05
Consolidated earnings (losses) per share:
Basic	$(0.14)	$0.19	$(0.27)	$0.20
Diluted	$(0.14)	$0.19	$(0.27)	$0.20
Weighted average number of common shares outstanding:
Basic	22,880,004	22,828,134	22,886,178	22,825,589
Diluted	23,910,383	22,830,213	23,634,323	22,830,306

(1)	Net Losses from discontinued operations includes Ventiv’s Connecticut-based and Georgia-based communications businesses and Ventiv’s Germany-based, U.K.-based and Hungary-based contract sales businesses, which have been divested, and Ventiv’s France-based contract sales business, which has been divested pursuant to a plan of receivership.

(2)	For the three and nine month periods ended September 30, 2003, diluted EPS was calculated using the basic share count since the Company incurred net losses for those periods; using the diluted share count in those instances would generate an anti-dilutive effect on EPS.

VENTIV HEALTH, INC. REPORTS

THIRD QUARTER 2003 RESULTS

Ventiv Health, Inc.

Selected Balance Sheet Data

($’s in 000’s)

(unaudited)

	September 30, 2003	December 31, 2002
Cash	$55,080	$47,753
Account Receivable, Net	33,391	28,696
Unbilled Services	14,958	14,547
Client Advances & Unearned Revenue	4,944	3,725
Working Capital (1)	57,608	56,809
Capital Lease Obligations	15,173	13,052
Depreciation (2)	2,396	9,585
Amortization (2)	5	47
Days Sales Outstanding (3)	89	73

(1)	Working Capital is defined as Total Current Assets less Total Current Liabilities.

(2)	Depreciation and amortization for September 30, 2003 are reported on a quarter-to-date basis, while December 31, 2002 is reported on a year-to-date basis.

(3)	Days Sales Outstanding is measured using the combined amounts of Accounts Receivable and Unbilled Services outstanding as of the balance sheet date, against Revenues for the trailing 12-month period then ended.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks that may cause Ventiv Health’s performance to differ materially. Such risks include, without limitation: changes in trends in the pharmaceutical industry or in pharmaceutical outsourcing; our ability to compete successfully with other services in the market; our ability to maintain large client contracts or to enter into new contracts; uncertainties related to future incentive payments and revenue share agreements; and, our ability to operate successfully in new lines of business. Readers of this press release are referred to documents filed from time to time by Ventiv Health, Inc. with the Securities and Exchange Commission for further discussion of these and other factors.